Exhibit 10.61

Dated: January 9, 2012

TOWER BRIDGE INTERNATIONAL SERVICES L.P.

and

CANTOR FITZGERALD EUROPE

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT is dated the 9th day of January, 2012 and is made BETWEEN:

(1)	TOWER BRIDGE INTERNATIONAL SERVICES L.P. a United Kingdom limited partnership established under the Limited Partnership Act 1907 acting through its General Partner Tower Bridge GP Limited whose registered office is at One Churchill Place, London E14 5RD (“Services LP”) which shall be referred to herein as the “Services Provider” and

(1)	CANTOR FITZGERALD EUROPE an English unlimited company whose registered office is at 17 Crosswall, London, EC3N 2LB, including its regulated branches (as defined by the FSA), which shall be referred to herein as the “Services Recipient”.

WHEREAS:

(A)	The Services Provider has the resources and capacity to provide the Services.

(B)	The Services Recipient wishes to appoint the Services Provider to provide and perform, or arrange for the provision of the Services to the Services Recipient, and the Services Provider wishes to accept such appointment on the terms and subject to the conditions set forth herein. The Services Provider shall provide the Services in such a way as to enable the Services Recipient to comply with its regulatory requirements.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:

“Affiliate” means, in relation to the Service Provider, BGC Partners, Inc and its Subsidiaries or any entity over which BGC Partners, Inc or its Subsidiaries has the power, directly or indirectly, to direct or cause the direction of its management and policies, whether through the ownership of voting securities, partnership interests, by contract or otherwise, and in relation to the Services Recipient, Cantor Fitzgerald, LP and its Subsidiaries (but excluding BGC Partners, Inc and its Subsidiaries) or any entity over which Cantor Fitzgerald LP or its Subsidiaries has the power, directly or indirectly, to direct or cause the direction of its management and policies, whether through the ownership of voting securities, partnership interests, by contract or otherwise;

“Business Continuity Plan” means the plan which sets out the procedures to be adopted by each of the parties in the case of an Interruption Event, as amended from time to time;

“Charges” has the meaning given in Schedule 3;

“Claiming party” has the meaning given in clause 11.1;

“Confidential Information” means any information, which the party has notified the other party, is of a confidential nature and has been disclosed by such disclosing party, either directly or indirectly, in writing, electronically, orally or by drawings or inspection of samples, equipment or facilities, relating to:

(a)	the technology and products, including technical data, trade secrets, know-how, research, product plans, ideas or concepts, products, services, Software, inventions, patent applications, techniques, processes, developments, algorithms, formulas, technology, designs, schematics, drawings, engineering, and hardware configuration information; and

(b)	information relating to the operations and business or financial plans or strategies, including but not limited to customers, customer lists, markets, financial statements and projections, product pricing and marketing, financial or other strategic business plans or information;

“Data Protection Laws” means the Data Protection Act 1998 or any equivalent applicable legislation and regulations which are relevant for purposes of the Agreement;

“Effective Date” means midnight on 31 December 2011;

“Events of Force Majeure” has the meaning given in clause 11.1;

“FSA” means the Financial Services Authority (and includes its successors);

“Insolvency Event” means any corporate action, legal proceedings or other procedure or step taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration (whether out of court or otherwise) or reorganisation arising from the insolvency of a party (by way of voluntary arrangement, scheme of arrangement or otherwise) (other than for the purpose of a solvent reorganisation or equivalent);

(b)	the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the relevant entity or any of its assets (in each case whether out of court or otherwise); or

(c)	enforcement of any security over any assets including a creditor attaching or taking possession of, or distress, execution, sequestration or other process being levied or enforced upon or sued against all or any part of the assets of the relevant entity.

and “Insolvency Event” includes any event occurring in relation to any party or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject which corresponds in that country or territory with any of those mentioned in (a) to (c) above but “Insolvency Event” does not include any winding up petition or other action referred to above which is discharged, stayed or dismissed within 30 days of its presentation;

“Interruption Event” means an incident or event which has a significant impact on the performance of the Services, more particularly detailed in the Business Continuity Plan as at the Effective Date;

“Modifications” means any material modifications, adaptations, new releases, new versions, upgrades and patches of the relevant software or data and the word “Modify” and all variants thereof, shall be construed accordingly;

“Non-claiming party” has the meaning given in clause 11.2;

“Office Space” has the meaning given in Schedule 1;

“Occupation Documents” has the meaning given in Schedule 1;

“Records” means financial and other records in whatever media of all costs and other matters relating to the provision of the Services;

“Service Levels” means the performance standards set out in clause 3A.1 in accordance with which the Service Provider is to provide the Services;

“Services” has the meaning given in Schedule 2 and includes all matters of any nature ancillary and arising therefrom as amended from time to time by the parties;

“Services Recipient’s Contractors” has the meaning given in clause 15.1;

“SYSC” means the rules on Senior Management Arrangements, Systems and Controls contained in the FSA Handbook;

“Software” means any software, including any Modifications, and all related source codes, irrespective of form or medium;

“Subsidiaries” means, as of the relevant date of determination, with respect to any person, any other person of which 50% or more of the voting power of the outstanding voting securities (which, for the avoidance of doubt, shall include a general partner interest) or 50% or more of the outstanding economic interest is held, directly or indirectly, by such person; and

“Third Party” means a person or entity who is not the Services Provider or its Affiliate.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	references to a Clause or the Schedule are to a clause of, or the schedule to, this Agreement, and references to this Agreement include its Schedule and references in the Schedule or part or section of the Schedule to a paragraph are to a paragraph of the Schedule or that part or section of the Schedule;

1.2.2	references to this Agreement or any other document or to any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as in force for the time being and as altered from time to time in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant parties;

1.2.3	words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations;

1.2.4	the descriptive headings to clauses, the schedule and paragraphs are inserted for convenience only, have no legal effect and shall be ignored in the interpretation of this Agreement; and

1.2.5	“party” means a party to this Agreement and includes its assignees and/or successors in title to substantially the whole of its undertaking;

1.2.6	“includes” or “including” shall mean including, without limitation; and

1.2.7	references to writing includes any method of reproducing words in a legible and non-transitory form.

2.	COMMENCEMENT, TERM AND TERMINATION

2.1	The term of this Agreement shall commence on the Effective Date and shall remain in effect until terminated in accordance with this clause 2.

2.2	The Services Recipient may terminate this Agreement at any time by written notice to the Services Provider, such notice to take effect in accordance with the following terms:

2.2.1	if the Services Provider commits a material breach of this Agreement and fails to remedy such breach within 30 days of receiving written notice to do so from the Services Recipient;

2.2.2	if there occurs an Insolvency Event in respect of the Services Provider;

2.2.3	upon 90 days written notice, provided that the Services Recipient shall (i) pay to the Services Provider an amount equal to the costs incurred by the Services Provider as a result of such termination, including, without limitation, any severance or cancellation fees and (ii) still be obliged to pay to the Service Provider such proportion of Charges as may be payable by the Services Recipient for such Services (based upon its usage of such Services) as may be provided by the Services Provider’s Affiliates and/or Third Parties where:

(a)	the Services Provider has a reasonable period from receipt of the above notice from the Services Recipient, to take reasonable steps to give notice to terminate relevant agreements and arrangements which govern the provision of Services by the Affiliate or Third Parties to whom the Services Provider has delegated any or all provision of Services in accordance with clause 3.3; and

(b)	the Services Provider is bound under such agreements and arrangements with Affiliates and/or Third Parties to continue to pay for provision of Services for a longer period than the expiry of the notice period in this clause 2.2.3; and such agreements and arrangements have not yet terminated

(c)	and for the avoidance of doubt the provisions in this clause 2.2.3 shall also apply to the termination of provision of any specific Services by the Services Recipient as specified in clause 2.3.

2.3	The Services Recipient may terminate the provision of any specific Service upon 90 days written notice (or such shorter period as the parties may agree) to the Services Provider but subject to the provisions of clause 2.2.3. Further, if the provision of any Service or Services is terminated pursuant to this clause 2.3, the level of Charges provided for in respect of the Service or Services in question shall be reduced by an amount to be agreed between the parties within 30 days of the termination of the Service(s), or in the absence of agreement, the cost to the Services Provider of supplying that Service or those Services. The Services Provider’s obligations to provide the remaining Services shall continue in force.

2.4	Subject to clause 5A, the Services Provider may terminate this Agreement at any time by written notice to the Services Recipient such notice to take effect in accordance with the following terms:

2.4.1	if the Services Recipient commits a material breach of this Agreement and fails to remedy such breach within 90 days of receiving written notice to do so from the Services Provider; or

2.4.2	if there is any failure by the Services Recipient to pay an amount (which is not a disputed amount) 60 days after it has become due and payable; or

2.4.3	by 365 days notice in writing to the Services Recipient.

2.5	Subject to clause 5A.5, the Services Provider may only terminate the provision of any specific Service upon 365 days notice by written notice to the Services Recipient (or such shorter period as the parties may agree). If the provision of any Service or Services is terminated pursuant to this clause 2.5, the level of Charges in respect of the Service or Services in question by reference to Schedule 3 shall be reduced by an amount to be agreed between the parties within 30 days of the termination of the Service(s), or in the absence of agreement, the cost to the Services Provider of supplying that Service or those Services (subject to the provisions of clause 2.2 in relation to Third Parties and Affiliates). The Services Provider’s obligations to provide the remaining Services shall continue in force.

3.	SERVICES

3.1	For the duration of this Agreement and upon the terms and subject to the conditions set forth herein, the Services Provider shall provide such services to the Services Recipient as are agreed between the parties from time to time and as set out in Schedule 2 in return for payment of the Charges as set out in Schedule 3.

3.2	Subject to agreement on the amount of Charges, the Services Provider shall provide, or cause to be provided, such additional Services as the Services Recipient may reasonably request.

3.3	The Services Provider may at its discretion arrange for Affiliates or Third Parties to provide Services hereunder (whether to the Services Provider or directly to the Services Recipient on behalf of the Services Provider). Without prejudice to the effectiveness of clause 5B.1, but subject to clauses 6.6 to 6.7 in respect of Third Parties, the provision of such Services may be subject to separate agreements or arrangements with such third parties or Affiliates which shall govern the provision of such Services by Affiliates or Third Parties.

3.4	The Services Recipient may request the Services Provider to propose one or more of the Services Provider’s employees, consultants or agents to become officers, directors and/or control function staff or occupy other positions of authority in the Services Recipient (“Senior Personnel”). The Services Recipient shall provide such information as the Services Provider and its prospective Senior Personnel may reasonably require in relation to such position. Without obligation, the Services Provider may propose such persons to be Senior Personnel (and provide such information as the Services Recipient may require), whom the Services Recipient may in its absolute discretion appoint as Senior Personnel upon such terms and conditions that the parties and the Senior Personnel may agree. The Services Recipient may request the Services Provider to provide an alternative person to replace such Senior Personnel as and when the Services Recipient in its absolute discretion deems fit.

3.5	The parties shall furnish each other with such information (including management information) as may be reasonably required to fulfil their obligations under this Agreement and in order for the Services Recipient to comply with its regulatory obligations. The Services Provider shall provide any such information in the form and with such content and frequency as the Services Recipient may reasonably require.

3.6	In order for the Services Recipient to comply with its regulatory obligations and for corporate governance purposes, the Services Provider shall design and draft any policies, procedures and reports that the Services Recipient may reasonably require (subject to the Services Recipient’s final approval) and also shall implement the policies, procedures and reports again subject always to the Services Recipient’s approval.

3.7	Subject to its compliance with the provisions of this Agreement, the Services Provider shall in its discretion determine how and in what manner it, inter alia, organises itself and provides the Services.

3A	SERVICE LEVELS AND PERSONNEL

3A.1	In order for the Services Recipient to comply with its regulatory obligations, the Services Provider shall use reasonable endeavours to:

3A 1.1	provide the Services with reasonable skill and care;

3A 1.2	employ or engage sufficient suitably qualified individuals to ensure that the Services are provided in all respects in accordance with the terms of this Agreement;

3A 1.3	employ or engage, in connection with the provision of the Services, only persons who are reasonably experienced, skilled and competent;

3A 1.4	ensure that every person from time to time engaged or employed by the Services Provider in and about the provision of the Services has satisfactorily passed relevant background checks;

3A 1.5	ensure that every person from time to time engaged or employed by the Services Provider in and about the provision of the Services is, and at all times remains, sufficiently trained, skilled and instructed with regard to the duty or duties which that person has to perform;

3A 1.6	exercise reasonable skill and care in the selection and appointment (if applicable) of any Third Party in relation to the provision of the Services;

3A 1.7	routinely supervise the performance of the Services to ensure that the Services are provided in all respects in accordance with the terms of this Agreement;

3A 1.8	adequately manage the risks associated with the Services and ensure that their likelihood of occurrence is brought to the attention of the Services Recipient in reasonable time;

3A 1.9	disclose to the Services Recipient any development that may have a material impact, as defined in SYSC 8, on its ability to carry out the Services effectively and in compliance with the applicable laws and regulatory requirements;

3A1.10	co-operate with the FSA and any other relevant competent authority in connection with the Services;

3A1.11	grant the Services Recipient, its auditor and its nominated third parties and the FSA and any other relevant competent authority access to the business premises, information, systems, employees, agents and sub-contractors for the purpose of examining the operation of the Services (if any) and compliance with the obligations arising under this Agreement provided that the Services Recipient, its auditor or its nominated third parties shall give the Services Provider not less than 24 hours’ prior notice (save in the case of emergency); and

3A1.12	continuously provide the Services notwithstanding any currency changes and/or a need to represent values in a different currency.

3A 2	The Services Provider shall also use reasonable endeavours to procure that Third Parties and Affiliates who provide Services which constitute material outsourcing under SYSC provide such Services in accordance with clause 3.A 1.

3A 3	The Services Recipient shall arrange and implement a system of assessment, as it deems necessary, in order to assess the standards of performance of the Services provided by the Service Provider on a periodic basis. The Services Provider shall co-operate with the Services Recipient and provide all reasonable assistance to enable the Services Recipient to make such assessments.

3A 4	The Services Provider shall, so far as it is practicable, upon request from time to time (before termination of this Agreement) supply in writing to the Services Recipient, to the extent permissible and reasonably practicable, such information relating to the employees, consultants, or Third Parties employed or engaged, as the case may be, by the Services Provider in the provision of the Services as may be reasonably requested.

3A 5	The Parties shall have review meetings to discuss amongst other things any actual or potential risks in relation to the Services, held at a frequency to be agreed in good faith by both the Services Provider and the Services Recipient but for the avoidance of doubt, at least annually from the Effective Date.

3A 6	If it appears that the Services Provider may not be providing the Services effectively and in compliance with applicable laws and regulatory requirements in accordance with the terms of this Agreement, the Services Recipient shall notify the Services Provider in writing of such concerns and the Services Provider shall, upon receipt of such notice, do all such acts and implement measures reasonably necessary to remedy any defaults and deficiencies and to provide the standard of Services in accordance with the terms of this Agreement and in compliance with applicable laws and regulatory requirements.

4	AUTHORITY

Notwithstanding anything to the contrary contained in clause 3, the Services Provider acknowledges and agrees that it shall provide the Services set forth in clause 3 subject to the ultimate authority of the Services Recipient to control its own business and affairs. Each Party acknowledges that the Services provided hereunder by the Services Provider are not intended to set policy for the Services Recipient.

5	STEP-IN RIGHTS

5.1	If:

5.1.1	there occurs an Insolvency Event in relation to the Services Provider; or

5.1.1.2	there is any material breach, default or non-performance by the Services Provider under this Agreement;

5.1.1.3	which substantially prevents, hinders, degrades or delays the performance of any Services, whether directly provided by the Services Provider, its Affiliate or Third Parties, necessary for the performance of its business in relation to any function which the Services Recipient reasonably believes to be critical (“Affected Function”) at the Services Recipient’s option and without limiting any other rights of the Services Recipient (whether in law or under this Agreement), the Services Recipient may, upon prior written notice, take control of any part of the Services that impacts on the Affected Function and, in doing so, may take such other action as is reasonably necessary to restore the Affected Function.

5.2

The Services Provider shall co-operate fully with the Services Recipient and the Services Recipient’s Contractors, and provide all reasonable assistance nt to restore the Affected Function as soon as possible, including giving the Services Recipient, its agents and contractors reasonable access to the Services Provider’s facilities, systems and all other equipment and Software and materials used by or on behalf of the Services Provider in connection with the Services.

5.3	The Services Recipient shall co-operate with the Services Provider to the extent reasonably necessary in respect of any shared services environment of the Services Provider and, where possible, shall follow the Services Provider’s then current procedures and processes, so far as applicable to the delivery of the Services.

5.4	Subject to clause 15, the Services Recipient shall cease its control of the Services when the Services Provider is able to provide the Services in accordance with this Agreement and the parties shall work together to ensure an orderly handover.

5.5	Nothing in this clause 5 shall limit the Services Provider’s liability to the Services Recipient with respect to any default or non-performance by the Services Provider under this Agreement, provided that the Services Provider shall not be liable for any further failure or deterioration in the Services which is a direct result of the Services Recipient exercising the step-in rights set out in clause 5.1.

5.6	For purposes of this clause and where otherwise applicable, the Services Recipient shall only take control of the Services or that part of the Services that is provided to the Services Recipient and shall not take control of, or interfere with the Services provided by the Services Provider to other entities, or do anything which may affect the Services provided to other entities, without their prior written consent.

5A	INSOLVENCY EVENT

5A 1	An Insolvency Event occurring in relation to the Services Recipient shall not give the Services Provider the right to terminate this Agreement unless one of the circumstances set out in clause 5A 2 below has arisen.

5A 2	The circumstances referred to in clause 5A 1 are:

5A 2.1	the Services Recipient has not, within 5 days of the occurrence of an Insolvency Event, notified the Service Provider of the Insolvency Event and/or has not paid the Service Provider for all Charges for that 5 day period, calculated on a pro-rata basis based upon the average daily rate over the 3 months preceding the Insolvency Event;

5A 2.2	the Services Recipient does not pay, daily in advance, calculated on the basis set out in 5A.2.1 above, for Services to be provided after the expiry of the 5 day period referred to in 5A.2.1 above;

5A 2.3	the Services Recipient has given or gives notice of the termination of this Agreement under clause 2 and the relevant notice period has expired;

5A 2.4	a period of 90 days from the date of the Insolvency Event has elapsed, and the Service Provider has given 5 days written notice in advance of its intention to terminate this Agreement.

5A 3	The Service Provider shall have no claim in damages for the early termination of this Agreement other than in relation to any non-payment of Charges that are due to be paid under this Agreement.

5A 4	In the event of an Insolvency Event occurring in relation to the Services Recipient, the Services Recipient will pay (to the extent permitted by law or regulation) any outstanding Charges in respect of the provision of all or any of the Services provided by the Services Provider before the occurrence of the Insolvency Event. Following an Insolvency Event in relation to the Services Recipient, the Services Recipient will pay the Services Provider any Charges for Services performed after the occurrence of the Insolvency Event daily in advance, calculated on the basis set out in 5A.2.1 above. Nothing in this clause 5A shall affect the Services Provider’s right to submit a proof of debt in an insolvency of the Services Recipient.

5A 5	The Services Provider will have a right to terminate this Agreement in whole or in part in respect of the Services provided by an Affiliate or Third Party if such Affiliate or Third Party terminates its agreement with the Services Provider to provide such Services to the Services Recipient upon the occurrence of an Insolvency Event in relation to the Services Recipient.

5B	WARRANTIES

5B 1	The Services Provider warrants and represents to the Services Recipient, as at the Effective Date and for the duration of this Agreement that:

5B 1.1	it has full capacity and authority to enter into and to perform this Agreement and the Services; and

5B.1.2	it, its employees and its consultants have, or have made arrangements to ensure that they shall have, all necessary consents, licences and permissions to enable them to carry out the Services lawfully and without infringing any rights of any Third Party and they shall throughout the term of the Agreement obtain and maintain any further and other consents, licences and permissions necessary for this purpose.

5B 2	The Services Recipient warrants and represents to the Services Provider that it has full power and authority to enter into and carry out the provisions of this Agreement.

6.	EXCULPATION AND INDEMNITY; OTHER INTERESTS

6.1	Notwithstanding any provision of this Agreement to the contrary, the Services Provider (including its partners, officers, directors and employees) shall not be liable to the Services Recipient or the shareholders of the Services Recipient for any acts or omissions taken or not taken in good faith on behalf of any of them and in a manner reasonably believed by the Services Provider to be within the scope of the authority granted to it by this Agreement and in the best interests of the Services Recipient, except for acts or omissions constituting fraud or wilful misconduct in the performance of the Services Provider’s duties under this Agreement.

6.1A	Notwithstanding any provision of this Agreement to the contrary, the Services Recipient (including its partners, officers, directors and employees) shall not be liable to the

Services Provider or the shareholders of the Services Provider for any acts or omissions taken or not taken in good faith on behalf of any of them and in a manner reasonably believed by the Services Recipient to be within the scope of its authority, except for acts or omissions constituting fraud or wilful misconduct in the performance of the Services Recipient’s duties under this Agreement.

6.2	Subject to clauses 6.3 to 6.5 save in the case of (1) personal injury or death caused by a party’s negligence, (2) fraud or wilful misconduct of a party, or (3) for payment of the Charges due by the Services Recipient to the Services Provider, the aggregate of each party’s liability to the other under this Agreement in each 12 calendar month period commencing on the Effective Date, whether for negligence, breach of contract or otherwise, shall, be limited to the total aggregate Charges rendered by the Services Provider to the Services Recipient over the preceding 12 calendar months (including 12 months prior to the Effective Date where applicable).

6.3	Where an Affiliate provides Services to the Services Provider who then provides such Services to the Services Recipient, the Service Provider’s liability to the Services Recipient shall be limited to the amount recovered by the Services Provider from the Affiliate and subject to any exclusions or limitations of liability in the agreement or arrangement between the Services Provider and such Affiliate.

6.4	Where an Affiliate provides Services directly to the Services Recipient whether on behalf of the Services Provider or otherwise, the aggregate of the Affiliate’s liability to the Services Recipient or vice versa in each 12 calendar month period commencing on the Effective Date, whether for negligence, breach of contract or otherwise, shall, be limited to the equivalent of the total aggregate Charges rendered by the Affiliate to the Services Recipient over the preceding 12 calendar months (including (including 12 months prior to the Effective Date where applicable)save where such liability is governed by a separate agreement between the Affiliate and Services Recipient.

6.5	Save in the case of (1) personal injury or death caused by a party’s (or the Service Provider’s Affiliates’) negligence, (2) fraud or wilful misconduct of a party, or (3) for payment of the Charges due by the Services Recipient to the Services Provider, each party (and the Service Provider’s Affiliates) shall not be liable for any loss of profits, revenue, opportunity, business or goodwill (whether direct or indirect) or any indirect, special or consequential loss which the other party may incur.

6.6	Subject always to the monetary and other limitations of liability set out in clauses 6.2 to 6.4 and notwithstanding clause 6.5, a party (the “First Party”) shall indemnify, defend and hold harmless the other party (and their shareholders, partners, officers, directors and employees) (“the “Second Party”) from and against any and all third party claims or liabilities of any nature (including reasonable legal fees) made against the First Party arising under or otherwise in respect of this Agreement and caused by the Second Party’s (or its Affiliates) breach of this Agreement or a third party agreement or arrangement or its negligence, wilful misconduct (except where attributable to the fraud or wilful misconduct of the Second Party) provided always that:

6.6.1	the Second Party shall have the exclusive right to control the defence of such claim or action; and

6.6.2	the First Party provides the Second Party with all reasonable assistance in connection with such defence.

6.7	The provision of any Services by a Third Party provider (regardless of whether they are contracted by the Services Recipient or Services Provider in the first instance), shall be subject to the terms and conditions agreed with such Third Party or applicable to the provision of such Third Party Services (including as to warranties, representations, undertakings, obligations, exclusions and liabilities). The Services Recipient and Services Provider shall to the extent applicable comply with the terms and conditions agreed with such Third Party.

6.8	No Third Party may benefit from the exclusions and limitations in this clause 6. The warranties, undertakings, representations and obligations of the Services Provider shall not apply to such Third Party services (other than a duty of the Services Provider to exercise reasonable skill and care in the selection and appointment (if applicable) of such Third Party). For the avoidance of doubt: (1) the limitations and exclusions of liability of the Services Provider set out in this Agreement hereof shall not apply to or limit the liability of any such Third Party to the Services Provider or Services Recipient as the case may be and (2) save to the extent that the Services Provider or Services Recipient is able to claim against a Third Party whether in contract, tort or otherwise for any loss or damage suffered by the Services Recipient of any nature, the Services Provider shall not be liable to the Services Recipient in relation to such Third Party. This clause shall apply whether the Third Party provides the Services directly to the Services Recipient or provides the Services on behalf of the Services Provider or its Affiliates.

6.9	In accordance with clause 6.7, the provision of any Services by a Third Party shall be subject to the terms and conditions agreed with such Third Party provided that in the case of the Services Provider:

6.9.1	contracting in its own name or in the name of an Affiliate, the Services Provider shall provide to the Services Recipient the terms and conditions agreed with such Third Party upon request by the Services Recipient and no later than ten days upon receiving such request; or

6.9.2	contracting in the name of or directly on behalf of the Services Recipient, the Services Provider shall provide the Services Recipient with the terms and conditions agreed with such Third Party and shall require prior consent from the Services Recipient to contract with such Third Party on such terms and conditions.

6.10	The Services shall be provided by the Services Provider to the Services Recipient on a non-exclusive basis. Further, nothing in this Agreement shall prevent the Services Provider, the Services Recipient or any of their Affiliates from engaging in or possessing an interest in other business ventures of any nature or description, independently or with others, whether currently existing or hereafter created, and any party hereto who is not a party to such arrangements shall have any rights in or to such independent ventures or to the income or profits derived therefrom.

6.11	Save as provided for in any other agreement, the Services Recipient shall not bring any proceedings arising out of or in connection with this Agreement against any of the Services Provider’s or its Affiliates’ employees, staff, officers or directors in relation to the Services, save in relation to:

6.11.1	personal injury or death caused by negligence; or

6.11.2	fraud or fraudulent misrepresentation.

6.12	The Services Provider, its Affiliates, and employees, staff, officers and directors of the Services Provider and its Affiliates shall have the express benefit of this clause and shall have the right to rely on and enforce any of its terms. This clause is not intended to benefit any Third Parties who may be involved in the performance of the Services or otherwise.

7	RELATIONSHIP OF THE PARTIES

No partnership, joint venture or other arrangement shall be deemed to be created by this Agreement. Except as expressly provided in this Agreement, neither the Services Provider nor the Services Recipient nor their respective Affiliates shall have any claim against any of the others or right of contribution by virtue of this Agreement with respect to any uninsured loss incurred by any of the others, nor shall either of them have a claim or right against any of the others by virtue of this Agreement with respect to any loss that is deemed to be included within the deductible, retention or self-insured portion of any insured risk.

8	AUDIT

8.1	Both parties shall maintain, or cause to be maintained, appropriate Records.

8.2	The Services Provider shall retain copies of the Records for such period as may be required by law or regulation, or such longer period as may be agreed by the parties and shall permit the Services Recipient, its nominated consultants and the certified public accountants approved by the parties or other third parties nominated by the Services Recipient, to take copies of the same.

8.3	Any party hereto may request a review, by those certified public accountants who examine the Services Provider’s or the Service Recipient’s books and records, of the other party’s cost allocation to the requesting party to determine whether such allocation is proper under the procedures set forth herein. Such a review is to be conducted at the requesting party’s expense.

8.4	The requesting party shall use its reasonable endeavours to ensure that the conduct of each audit does not unreasonably disrupt the other party.

8.5	Subject to each party’s obligations of confidentiality, the other party shall provide the requesting party (and its auditors and other advisers) with all reasonable co-operation, access and assistance in relation to each audit.

9.	SERVICES RECIPIENT’S WARRANTIES

The Services Recipient warrants and represents to the Services Provider that it has full power and authority to enter into and carry out the provisions of this Agreement

10	FAILURE TO PERFORM THE SERVICES

In the event of any breach of this Agreement by the Services Provider with respect to any error or defect in providing any Services, the Services Provider shall, at the Services Recipient’s request, use its commercially reasonable best efforts to correct or cause to be corrected such error or defect or re-perform or cause to be re-performed such Administrative Service, as promptly as practicable.

11	FORCE MAJEURE

11.1	“Event of Force Majeure” means, in relation to either party, an event or circumstance beyond the reasonable control of that party (the “Claiming party”) including, (whether or not by the Claiming party,) strikes, accidents, lock-outs, inability to obtain Third Party co-operation or services, other industrial disputes or other causes beyond its respective control (in each case, whether or not relating to the Claiming party’s workforce).

11.2	The Claiming party shall not be deemed to be in breach of this Agreement or otherwise liable to the other party (the “Non-claiming party”) for any delay in, any performance or any non-performance of any obligations under this Agreement (and the time for performance shall be extended accordingly) if and to the extent that the delay or non-performance is due to an Event of Force Majeure.

11.3	The Claiming party shall, so far as is reasonably practicable, promptly notify the Non-claiming party of the nature and extent of the circumstances giving rise to the Event of Force Majeure. The Claiming party and the Non-claiming party shall then discuss and make alternative arrangements.

12	POST TERMINATION PAYMENTS AND MATTERS

12.1	All payment obligations herein shall survive the happening of any event causing termination of this Agreement until all amounts due hereunder have been paid.

12.2	Termination of this Agreement for whatever reason shall be without prejudice to the rights, obligations and liabilities of either party or Affiliates, then accrued or due at the date of termination, nor shall termination affect the coming into force or the continuation in force of any provision of this Agreement which is expressly or by implication intended to come into or continue in force at or after termination.

12.3

Upon termination of this Agreement, the Services Recipient shall be entitled to continued use of any hardware and equipment that it used prior to the date of termination of this Agreement for a further 240 days (or such other period as the parties may agree) upon the terms and conditions set forth herein (including the payment terms in Schedule 3) provided that: (1) where such hardware and equipment is supplied by an Affiliate or Third Party, termination of the relevant agreement or arrangement has not taken place and, without prejudice to the Services Provider’s rights under clause 2.2.3 to terminate such agreement or arrangement, and (2) the Services Provider shall not be required to repair or replace any such hardware or equipment and (3) the Services Recipient exercises reasonable endeavours to locate and contract with an alternative supplier of such software and hardware.

12.4	Upon the reasonable request of the Services Recipient and upon termination of the Agreement or a particular Service pursuant to clause 2, so far as it is practicable, the Services Provider shall provide the Services Recipient with any and all data, information or Records generated with respect to the Services in a format usable by the Services Recipient. The Services Recipient shall pay the cost, if any, of the provision of such data and information and of converting such data or information into the appropriate format.

12.5	The parties shall use reasonable endeavours to ensure that any termination of this Agreement or any termination of a Service provided by the Services Provider shall not detrimentally affect the continuity and quality of the provision of the Services to the Services Recipient’s clients.

13	CONFIDENTIALITY

13.1	Except as otherwise provided in this Agreement or where prior written consent is obtained, either party shall use reasonable endeavours to, and shall endeavour to cause its Affiliates, to keep Confidential Information confidential in its possession that in any way relates to the other party. The provisions of this clause do not apply to the disclosure by either party hereto or their respective affiliates of any information, documents or materials:

13.1.1	which are, or become, publicly available, other than by reason of a breach of this clause by the disclosing party or any affiliate of the disclosing party,

13.1.2	was independently developed by such party or its Affiliates without any use of the Confidential Information,

13.1.3	received from a third party not bound by any confidentiality agreement with the other party hereto,

13.1.4	required by applicable law, judicial body or regulation to be disclosed by that party, or

13.1.5	necessary to establish such party’s rights under this Agreement,

provided that in the case of clause 13.1.4 the person intending to make disclosure of Confidential Information will, so far as it is practical, notify the party to whom it is obligated to keep such information.

14	BUSINESS CONTINUITY PLAN

14. 1	The Services Provider acknowledges the need for the continuity of the Services and shall maintain throughout the term of the Agreement a Business Continuity Plan and implement, on each Interruption Event and otherwise as necessary, all business continuity, disaster recovery and back-up facilities necessary for this purpose and accordingly undertake, without limitation, the following actions:

14.1.1	routinely test the backup facilities where necessary having regard to the Services provided;

14.1.2	take all reasonable action, as is required, to provide recovery of the Services in the case of any Interruption Event; and

14.1.3	make copies of all data and Software and store copies securely at a location other than where such data and Software are normally held.

14.2	In the event of an Interruption Event the Services shall be recovered by the Services Provider as soon as reasonably practicable following the declaration of the Interruption Event.

14.3	During an Interruption Event the Services Provider shall act in accordance with the Services Recipient’s reasonable directions in order that any interruption to the Services Recipient’s businesses is kept to a minimum.

14.4	Without prejudice to clause 14.1.3, in the event of a loss or destruction of data attributable to the Services Provider or the Services Provider’s failure to comply with any agreed security procedures, the Services Provider shall reconstruct, as soon as possible, any such lost or destroyed data without charge to the Services Recipient. Without prejudice to any other remedy of the Services Recipient under this Agreement, the Services Provider shall reimburse to the Services Recipient its proper costs and expenses incurred by it in the recreation or attempted recreation of such data if the Services Provider is unable to recreate such data.

15	CO-OPERATION WITH OTHER CONTRACTORS

15.1	The Services Recipient may, at any time, perform itself, or retain other providers of services of goods or services (“Services Recipient’s Contractors”) to perform, any services, including any services related to the Services.

15.2	The Services Provider shall co-operate with and co-ordinate its provision of the Services with the performance of services by the Services Recipient and the Services Recipient’s Contractors.

15.3	The Services Provider shall supply relevant correspondence, access to systems and facilities and such information as the Services Recipient and the Services Recipient’s Contractors may reasonably require in order to enable them to provide their goods or services.

15.4	The parties agree that any obligation imposed on the Services Recipient pursuant to the provisions of this Agreement shall be deemed to have been fulfilled by the Services Recipient to the extent that such obligations have been fulfilled by the Services Recipient’s Contractor.

16	ASSIGNMENT

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, and assigns. Neither the Services Provider on the one hand nor the Services Recipient on the other hand shall have the right to assign all or any portion of its rights under and the benefits of this Agreement without the prior written consent of the other, save that the Services Provider may without the consent of the Services Recipient, assign its rights under and the benefits under this Agreement in whole or in part hereunder to an Affiliate upon prior written notice to the Services Recipient and provided that this does not cause any diminution in the Services provided.

17.	WAIVER

17.1	No waiver by any party hereto of any of its rights under this Agreement shall be effective unless in writing and signed by a duly authorised person, director or Services Manager of the party waiving such right.

17.2	No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach, whether or not of the same nature.

17.3	This Agreement may not be modified or amended except in writing signed by a duly authorised person, officer or director of the Services Recipient and the Services Provider or the relevant parties as the case may be; and approved by their respective Board of Directors.

17.4	In the event of any conflict between the administrative services agreement, dated 6 March 2008, between Cantor Fitzgerald, LP and BGC Partners, Inc. and this Agreement, this Agreement shall govern.

17.5	Between the Services Provider and Services Recipient, this Agreement supersedes and terminates the Administrative Services Agreement dated 9 August 2007.

17.6	This Agreement shall be strictly construed as independent from any other agreement or relationship between the parties.

17.7	Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by registered mail, postage prepaid, to the addresses of the entities shown on the first page of this Agreement or to the entity’s registered office. The address of any party hereto may be changed on notice to the other duly served in accordance with the foregoing provisions.

17.8	The parties to this Agreement understand and agree that any or all of the obligations of the Services Provider set forth herein may be performed by any Affiliate of the Services Provider.

17.9	No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the parties.

18	COUNTERPARTS

This Agreement may be executed in counterparts.

19	CONTRACT RIGHTS OF THIRD PARTIES

Unless otherwise stated in this Agreement, no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement (excluding Affiliates).

20	ENTIRE AGREEMENT

20.1	This Agreement supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating to or in connection with this Agreement.

20.2	Each party acknowledges that it has not been induced to enter into this Agreement in reliance upon, nor has it been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as expressly set out in this Agreement and, to the extent it has been, it unconditionally and irrevocably waives any claims, rights and remedies which it might otherwise have had in relation thereto.

20.3	The provisions of this clause shall not exclude any liability which any of the parties would otherwise have to the other or any right which either of them may have to rescind this Agreement in respect of any statements made fraudulently by the other prior to the execution of this Agreement or any rights which either of them may have in respect of fraudulent concealment by the other.

21	INVALIDITY AND SEVERABILITY

21.1	If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

21.1.1	the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

21.1.2	the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision, shall not be affected or impaired in any way thereby.

21.2	If any provision of this Agreement shall be held to be void or declared illegal, invalid or unenforceable for any reason whatsoever, such provision shall be divisible from this Agreement and shall be deemed to be deleted from this Agreement and the validity of the remaining provisions shall not be affected. If such deletion materially affects the interpretation of this Agreement then the parties shall negotiate in good faith with a view to agreeing a substitute provision which as closely as possible reflects the commercial intention of the parties.

22	DATA PROTECTION

Each party warrants, represents and undertakes to the other that, during the term of this Agreement, it shall comply with requirements of the Data Protection Laws.

23	NOTICES

23.1	All notices must be in writing and any notice, information, instruction or other communication should be sent to:

23.1.1	in the case of the Services Recipient: the chief operating officer at the time; and

23.1.2	in the case of the Services Provider: the company secretary at the time.

23.2	Any such notice, information, instruction or other communication will be distributed or communicated to the relevant Board of Directors of the Services Recipient or Services Provider, as the case may be.

GOVERNING	LAW AND JURISDICTION

24.1	This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed by and construed in accordance with English law.

24.2	Each of the parties to this Agreement irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this Agreement and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England and Wales.

24.3	Without prejudice to the Services Recipient’s right to seek redress in court, the Services Provider shall continue to provide the Services and to perform its obligations under this Agreement notwithstanding any dispute, but subject to the terms in clause 5A as if an Insolvency Event in relation to the Service Recipient has occurred.

IN WITNESS whereof this Agreement has been entered into the day and year first written above.

SIGNED on behalf of TOWER BRIDGE INTERNATIONAL SERVICES L.P. acting through its General Partner TOWER BRIDGE GP LIMITED

/s/ Anthony Graham Sadler
Name: Anthony Graham Sadler
Title: Director

SIGNED on behalf of CANTOR FITZGERALD EUROPE

/s/ Anthony Graham Sadler
Name: Anthony Graham Sadler
Title: Director

SCHEDULE 1

Sharing Office Space

1.	Licence to share Office Space

(a)	During the term of this Agreement, the Services Recipient may share with the Services Provider the occupation of the whole or any part of the Services Provider’s or its Affiliates’ offices (the “Office Space”) for the purposes permitted under this Agreement, subject to the terms set out in this schedule.

(b)	Such sharing shall only subsist if and to the extent that (and only for as long as) it is permitted by the terms of the relevant lease, licence or other arrangement pursuant to which the Service Provider or its Affiliates are permitted to occupy the relevant Office Space (the “Occupation Document”).

(c)	The space to be provided to the Services Recipient by the Services Provider or its Affiliates has been agreed between them but may be expanded or contracted if and as agreed by the parties from time to time. At the request of the Services Provider or its Affiliates, the Services Recipient shall vacate the relevant Office Space immediately if such sharing of occupation of the Office Space is no longer permitted by the Occupation Document.

2.	Consideration

(a)	So long as the Services Recipient shares any part of the Office Space, the Services Recipient shall pay to the Services Provider or its Affiliates in accordance with clause 2.1 of this Agreement an amount calculated on the basis agreed between them which as at the date of this Agreement is an amount equal to the product of (X) the rate per square unit of measurement then being paid by the Services Provider or its Affiliates for the Office Space (such amount to include, if applicable, rent and any service charge, insurance charge, rates and other outgoings multiplied by (Y) the number of square feet that the Services Recipient is entitled to occupy pursuant to this Agreement.

(b)	In addition, the Services Recipient shall pay to the Services Provider or its Affiliates in accordance with clause 3.1 of this Agreement an amount calculated on the basis agreed between them which as at the date of this Agreement is an amount equal to the sum of the allocated costs, (including leasehold amortization expenses, depreciation, overhead, taxes and repairs) in respect of the Office Space.

3.	Compliance with lease licence or other arrangement

(a)	The Services Recipient hereby agrees not to take any action or fail to take any action in connection with its sharing of any part of the Office Space as a result of which the Services Provider or its Affiliates would be in breach of any of the terms and conditions of the relevant Occupation Document or other restriction or obligation affecting the Services Provider’s or its Affiliates’ use of such Office Space.

(b)	The Services Recipient agrees to comply with the terms and provisions of the relevant Occupation Document insofar as they relate to the Office Space being shared with the Service Provider or its Affiliates.

(c)	There is no intention to create between the Services Provider (or its Affiliates) and the Services Recipient the relationship of Lessor and lessee (or equivalent relationship) in relation to the Office Space other than may be specifically set out in a separate agreement between Services Provider, its Affiliates and the Services Recipient.

(d)	Any sharing of space, sublease or other arrangement shall be subject to any third party consents, including any relevant landlord’s.

(e)	The Services Recipient will indemnify and keep indemnified the Services Provider and its Affiliates against all losses, costs, claims, charges, damages and fees whatsoever suffered or incurred by the Services Provider or its Affiliates directly or indirectly as a result of or arising from a breach by the Services Recipient’s of the terms of this schedule 1 or the Services Recipient’s use and/or occupation of the Office Space.

4.	Office Space used

The initial square unit of measurement of Office Space, to be used by the Services Recipient is set out in the appendix attached to this schedule as amended from time to time.

APPENDIX 1

Particulars of the Office Space provided by the Services Provider or its Affiliates to the Services Recipient as at the Effective Date. The particulars of the Office Space may be subject to change, as may be agreed by the parties from time to time.

Premises	Lessee	Occupiers (Current)	Term	Square Footage
Levels 18, 19 and 20 1 Churchill Place Canary Wharf, E14 5RD	Tower Bridge International Services LP	1. Tower Bridge International Services LP	13 years and 9 months	101,462
		2. BGC Brokers LP
		3. BGC International LP
		4. Cantor Index Ltd
		5. Cantor Fitzgerald Europe
		6. eSpeed International Ltd
		7. eSpeed Support Services Ltd

Level 3 1 America Square EC3N 2LS	BGC International	Cantor Fitzgerald Europe	20 years	13,375

Level 1 40 Bank Street Canary Wharf, E14 5DW	Tower Bridge International Services LP	1. eSpeed International Ltd	25 years (Break option at July 2019)	19,773
		2. eSpeed Support Services Ltd

Samson House 64 Hopton Street Southwark	BGC International	Data centre for all entities.	3 months rolling	1,900

3 King George Close Romford	Tower Bridge International Services LP	Data centre for all entities.	11 years	6,100

SCHEDULE 2

“Services” shall include but shall not be limited to:

(a) FINANCIAL AND ACCOUNTING SERVICES

REGULATORY REPORTING

•	Monitor capital requirements;

•	Report on liquidity;

•	Report on large exposure implications arising on all trading and non-trading book activities;

•	Provide subsequent reports to local regulators;

•	Assist with planned new businesses or products; and

•	Assist with the booking, capturing and reporting of existing trades and transactions.

FINANCIAL CONTROL & REPORTING

•	Manage legal entity financial reporting requirements, including local statutory reporting requirements for the entities for which the legal entity control team is responsible;

•	Report in accordance with local statutes;

•	Allocate costs to relevant businesses including indirect costs such as (but not limited to) occupancy, legal fees, communications and fixed asset depreciation based on an agreed recharge methodology;

•	Reconcile related balance sheet accounts such as (but not limited to) fixed assets, prepayments and accruals;

•	Process and pay invoices and expenses;

•	Prepare international payments;

•	Process intercompany accounting and FX management reporting.

BUSINESS INTEGRATION AND FINANCE DEVELOPMENT

•	Assist with initial due diligence, acquisition accounting and integration of financial systems, staff and accounting processes into the existing model;

•	Integrate new businesses through acquisition or internal growth;

•	Develop systems and/or processes within Finance;

•	Identify systems and processes within Finance requiring enhancement;

•	Project management of applicable Finance and IT resources;

•	Implement and support Oracle GL;

•	Manage Oracle IT support resources.

BROKERAGE RECEIVABLES

•	Manage the service relationship with clients;

•	Book, pay down and report brokerage receivables from clients;

•	Act as a first point of reference for queries relating to confirmations, invoicing, application of rates, discounts and calculation of brokerage amounts;

•	Review, report and account for transaction based revenue and cost at broker cost centre and entity level;

•	Provide daily profit and loss reports to brokers and management;

•	Manage new BR IT projects and related implementation and integration;

•	Process trades and feeds into the back office systems (for Give-Up and Principle business);

•	Maintain the static data set up in back office systems (e.g. client, agent, product, currency and trade type, etc.);

•	Issue BR agreements; and

•	Update and maintain rates in global calculator.

TREASURY

•	Undertake the treasury related activities for the Services Recipient;

•	Manage the daily cash movements and funding requirements centrally (responsibility of the Cash Management team);

•	Generate non-USD funding, where required;

•	Facilitate payment of Accounts Payable invoices and payroll requirements for the Services Recipient;

•	Maintain regulatory policies relating to liquidity risk management; and

•	Maintain relationships with external counterparties such as banks, clearing agents, exchanges and other firms (responsibility of Network Management team).

COMPENSATION ACCOUNTING

•	Provide a control environment which enables reporting of financial information to internal management, help measure performance and support business decision making for the Services Recipient;

•	Review the compensation balances financial statements for purposes of meeting external reporting requirements;

•

Undertake an analytical review of transactions included within the ledger and substantiate these by liaising with departments and internal management including, but not limited to, the Business, Payroll, HR, Tax, Legal, Entity Controllers, Broker Compensation and Partnership;

•	Reconciliation of compensation values processed through payroll;

•	Collation of supporting documentation including contracts and approvals are available;

•	Analytical review of transactions and reporting to senior management;

•	Implement accounting policies and procedures for company schemes.

CANTOR PRODUCT CONTROL

•	Provide finance support for day-to-day Cantor trading businesses;

•	Report on and analyse daily revenue by desk trader/salesperson;

•	Review Balance Sheet accounts for purposes of substantiating balances;

•	Implement new systems to capture profit and loss reporting and subledger creation;

•	Provide ad-hoc analysis, reporting and process development; and

•	Manage the front-to-back process flows.

BROKER COMPENSATION

•	Monthly Broker performance reporting and analysis – update database and perform reconciliation to the accounts, analyse, review and submit to FO management;

•	Commission/bonus calculations – calculate, analyse and review monthly commission and semi annual bonus payments and submit to FO management;

•	Bonus Accruals Calculation – booking and analysis of the front office discretionary bonus accruals, including reporting to FO management;

•	Bonus Accruals Monitoring – payments versus accruals and BSS reconciliation and sign off;

•	Promotional accruals – per above but for FO promotional activity;

•	Regional and Global comp rate monitoring and analysis – including trend reporting and FO reporting;

•	Projects – development and testing of improvements and updates of the current compensation database, including working towards the new Global Comp Engine release.

MANAGEMENT REPORTING

•

Liaise with all departmental management in the back office to obtain and explain allocations chosen for each employee in the back office. Calculate average weighted costings by cost centre based on these allocations and compile this for presentation to senior management;

•	Prepare and present agreed forecasts for each back office department with a projected business allocation, including movements in the total expense base;

•	Prepare and present agreed period analysis on all back office departments;

•	Liaise with Financial Control to review cost pools by department for all the Services Provider’s back office cost centres each month and provide monthly allocations to be uploaded to Oracle.

•	AP Review for the Services Provider’s cost centres; and

•	Headcount file review and amendment for back office, and ad hoc queries regarding any back office related issues.

(b) HUMAN RESOURCES SERVICES

•	Deliver human resources and payroll administration services;

•	Consult with front and back office heads of businesses in relation to human resources issues;

•	Supervise human resources administrators in branch offices;

•

Arrange the compensation of employees, including the risks associated with payment of salaries and bonuses, returns to HMRC, hires, quality of staff, retention of key staff and sickness and attendance issues;

•	Implement controls in relation to reconciliations, sign off procedures, background checks, packages for employees, long term incentives, attendance monitoring and pandemic procedures;

•	Employee information and maintain records and employment contracts;

•	Employee benefits, including managing employee medical cover, disability insurance and life cover insurance;

•	Business partners, including but not limited to, managing relationships with recruitment agencies and payroll service providers;

•	Human resources issues resulting from corporate structure changes, including acquisitions, reorganisation, redundancies and transfers;

•	On-board employees, including staff recruiting and selection, background checking, induction and employee contract management;

•	Retention of employees, including employee relations management, performance and conduct management, grievances and disciplinary enquiries and dispute resolution in relation to employees;

•	Employee exits, including terminations, appeals and exit interviews;

•	Human resources issues in relation to the Business Continuity Plan with responsibility for staff welfare, internal communication, and the Services Recipient’s Pandemic response.

(c) INTERNAL AUDITING SERVICES

Internal auditing services provide internal audit and evaluation services for the Services Recipient to, amongst other things, test and improve risk management, control and governance processes of the Services Recipient. This includes:

•	Making recommendations on a relevant audit plan to the appropriate committee or Board of the Services Recipient and its parent;

•	Agreeing the same;

•	Allocation of the relevant personnel to the particular audit and implementation of the audit including travel, meeting the relevant personnel and examination of systems and records;

•	Drafting reports and making recommendations;

•	Analysing management and others response to the audit and recommendations;

•	Following up on the recommendations and the agreed implementation timetable;

•	On going monitoring where required;

•	Responding to ad hoc requests from management to conduct audits as events and concerns dictate.

(d)	COMPLIANCE SERVICES

•

Monitor external regulatory developments (including financial crime) and to provide guidance and advice on regulatory matters including the development of policies and procedures and investigation of regulatory concerns;

•	Facilitate the embedding of regulatory risk management tools, processes and strategies into the business;

•	Provide ongoing advice and guidance to the business on regulatory and financial crime matters;

•	Apply remuneration policies and procedures and training and communication;

•	Identify and quantify where appropriate, regulatory risks;

•	Produce compliance and financial crime MI;

•	Produce the annual MLRO Report and present to the EXCO and Board for review and approval;

•	Provide monitoring of regulatory and financial crime risks and controls;

•

Report through monitoring and trade surveillance, the level of compliance with internal processes, procedures and regulatory requirements to the appropriate governing body within the Services Recipient;

•	Report actual and potential risks and recommended mitigating actions to the appropriate governing body within Services Recipient;

•	Manage the relationship with external regulators, exchanges and other supervisory bodies;

•	Undertake day to day communication with external regulators and to involve and consult with members of Senior Management on material points;

•	Consult with and provide Senior Management with information on regulatory enquires.

(e)	FACILITIES

Property Management:

This includes:

•	Ongoing lease management;

•	Undertaking new lease negotiations;

•	Approving lease renewals;

•	Assisting with rent reviews;

•	Undertaking building service charge reconciliations;

•	Issuing statutory notices;

•	Undertaking business property tax appeals;

•	Reporting to internal Financial Management;

•	Spatial allocation reviews (quarterly); and

•	Insurance renewals.

Facilities Management:

This includes:

•	Reception Services;

•	Reprographics and Print;

•	Post room & Couriers;

•	Catering – kitchen, coffee shops, hospitality;

•	Vending;

•	Cashless vending;

•	Engineering – planned maintenance, reactive maintenance, building fire detection and protection;

•	Utilities – electricity, water, air conditioning;

•	Off site archiving;

•	Off site storage;

•	New furniture supplies;

•	Corporate stationery;

•	Desktop stationery;

•	Taxi account management;

•	Staff removal / relocations;

•	Cable TV supply;

•	AV installation, changes and maintenance;

•	Office cleaning;

•	Access control and CCTV;

•	Building fabric repair and maintenance;

•	Health & Safety; and

•	Business Continuity Management.

Project Management:

This includes:

•	Internal Moves and Changes;

•	New small works;

•	New office fit-outs;

•	Closing and reinstating offices;

•	Space Planning; and

•	Feasibility studies.

(f)	OPERATIONS

Monitoring, confirmation and settlement of transactions across both Principal and Named Give-Up Markets:

•	Principal business – Fixed Income, Equity and Foreign Exchange; and

•	Name Give-Up business – Over the Counter (OTC) and Exchange Traded Derivatives (ETD).

Principal Business

Fixed Income & Equity

The Front Office transacts a wide variety of debt and equity instruments on an OTC basis for debt, and Exchange traded or OTC basis for equity products.

All bonds including Government, Corporate and Convertible and OTC and Exchange traded Cash equities transacted will be undertaken for the most part on a Trade Date +3 settlement basis.

The role of the Operations team is to book the trades into the settlements system on Trade date and monitor them during the settlement cycle. Part of the Operations team’s role will be to pre-match and or TRAX match, in the case of bonds, before trades are settled, on a DVP basis, through a custodian.

Foreign Exchange

All FX trades will be undertaken on a T+2 settlement basis.

The role of the Operations team is to book the trades into the settlement system, and as in the case of other principal products, monitor them up to settlement before settling via the Continuous Link Settlement (CLS) on a DVP basis.

Name Give-Up business

OTC

All OTC trades transacted by the Front Office; Interest Rate Swaps, Options, CDS, FX, Money Markets, derivatives and energy trades are booked into GMO or Tradesoft by the Front Office.

The Operations team has responsibility for booking trades, generating confirmations (where required) and matching trades, where appropriate, with counterparties.

The Operations team will also be responsible for any Trade Date + amendments and counterparty queries

ETD

All ETD trades transacted by the Front Office; Futures and Options, Equity Derivative, LME and ICE are automatically fed into the TEO system, which in turn feeds into the Exchange fed allocation systems.

The Operations team has responsibility for allocation to and acceptance of such trades by third parties within applicable time limits.

General

The Operations team also undertakes a number of other roles and responsibilities including some directly and some indirectly linked to the above, including but not limited to the following:

•	Trade Support;

•	Middle office;

•	Asset services;

•	Static Data;

•	Payments;

•	Reconciliations;

•	Client Services;

•	Client segregation; and

•	Transaction Reporting.

(g)	RISK MANAGEMENT

Credit Risk

•	Review Counterparties to assess the Services Recipient’s exposure to counterparties relative to that counterparty’s financial capacity.

•	Monitor exposures against limits and the activity of matched principal transactions. Breach monitoring, escalation and management reporting.

•	Management reporting including on credit exposures, credit stress testing, credit limit breaches, margined positions and related matters.

•	Stress testing, risk ascertainment and management reporting.

•	Answer broker/trader queries including on availability of limits, whether a counterparty has a trading limit and other queries that may arise.

•	Set-up of counterparties in systems.

•	Approve special trades on a one-off basis.

•

Risk Management will undertake analysis of trades that require approval prior to execution either because the size of the trade would breach the standard limit or because the trade has some special feature that is outside the standard trade approval process.

Market Risk

•	Monitor positions against limits including market risk utilisation against limits.

•	Monitoring and reporting of position breaks.

•	Breach escalation and reporting.

•

Management reporting in the form, frequency and format required by the Services Recipient and departments within the Services Provider including but not limited to on market risk exposures, stress testing, market risk limit breaches, margined positions and related matters.

•	Stress testing on the level of risk to the Services Recipient in a stressed environment with reporting to management.

•	Provide margin rates for businesses that take margin from clients (if any) including initial margin rates and for review of those rates.

•	Monitoring of margin position.

•	VaR reporting. Risk Management calculates VaR utilisation each day and reports the results to senior management.

Operational Risk

•	Analysis, catagorisation and reporting of operational incidents to the relevant committee’s and management of the Services Recipient.

•	Facilitate risk and control assessments including the verification of internal and external loss data.

•	Facilitate scenario analysis.

•	Management reporting at such frequency, format and content as is required by management of the Services Recipient and its committees.

•	Key Risk Indicators including collating and monitoring the Key Risk Indicators which have been identified by the business.

Other

•	Provide risk assessments on new products, trades or business;

•

Risk Management will carry out due diligence on new products, businesses or trades on the basis of the applicable risk profile; to identify any new risks to the Services Recipient and to review the control measures in place for the key risks. Enhance and test new systems related to risk;

•	Co-ordination and ongoing monitoring of ICAAP process; and

•	Conduct of capital planning stress tests.

(h)	INFORMATION TECHNOLOGY AND ECOMMERCE

Back office technology:

The Back Office Technology group is responsible for the Project Management Office, Back Office Integration Development, Back Office Application Development, Third Party Application Support, Trade Data Management System Development and Brokerage Receivables Development.

Project Management Office

•	Governance and reporting of the project management process;

•	Administration of the BRT (Business Request for Technology process); and

•	Running monthly accounting processes.

Back Office Integration Development

•	Responsible for the monitoring, support & development of messaging between core back office systems.

Back Office Application Development

•	Responsible for the development and support of in house developed software solutions.

Third Party Application Support

•	Responsible for the monitoring, support, and maintenance of third party solutions.

TDMS Development (Broker Revenue and Trade Data Warehouse)

•	Development and support of in house developed software solutions.

Brokerage Receivables (BR) Development

•	Development and enhancements to the BR system;

•	System Support for Tower Bridge Brokerage Receivables; and

•	Monitoring of daily system schedule.

Infrastructure

Infrastructure’s responsibilities include the design, management and operation of our global voice and data network, data centres and all systems upon which the company conducts its business. The global Infrastructure team is comprised of the following groups:

Market data

•	The Market Data team support and administer all Market Data and Financial exchange connectivity used by the businesses.

Infrastructure design and security

•	Infrastructure Design and Security are responsible for Information Security, Network Architecture and Engineering, Systems Monitoring and Enterprise Architecture.

Voice

•	The Voice Group is responsible for all Voice and Video services used by the businesses.

Operations

•	The Operations team are responsible for the monitoring of all systems.

Wintel

•	The Wintel group is responsible for the engineering and support of all Microsoft based servers and desktop applications.

Unix

•	The Unix group is responsible for the engineering and support of all Unix based systems and applications.

Storage area network

•	The Storage Area Network Team is responsible for the design, engineering and management of the company’s information storage.

Data centre management

•	The Data Centre Teams are responsible for the management of the global Data Centres, which house all of the systems that run the business.

Database administration

•	The Database Administration Team is responsible for the engineering and support of all databases used by the businesses.

Client services

•	The Client Services and Deployment Teams work with customers to connect to our front and back office electronic systems.

(i)	TAX SERVICES

•	Manage corporate taxes across the Services Recipient and provide taxation support and advice to the group’s operating entities;

•

Manage corporate/income tax compliance process for the group entities in multiple jurisdictions, to include paying tax and submitting tax returns and manage the consolidation process related to reporting of current and deferred tax accounts;

•	Manage indirect tax (VAT/income tax) and operational tax (withholding taxes, stamp duty) compliance obligations;

•	Review and manage intercompany pricing and cross border transactions;

•	Maintain group and local documentation to support intercompany pricing arrangements;

•

Provide tax advice in support of specific transactions, in particular for corporate reorganisations, new business lines, acquisitions, disposals and restructurings including conducting due diligence when necessary;

•	Monitor and manage the group’s direct and indirect tax risk;

•	Manage tax audits undertaken by UK and overseas tax authorities;

•	Maintain relationships with tax authorities worldwide, representing the interests of the business;

•	Comply with tax legislation in all territories in which the group operates; and

•	Advise on employee/partnership tax matters.

(j)	LEGAL SERVICES

Corporate and commercial law services

•	Review, draft and negotiate agreements;

•	Provide assistance with special projects such as advising on the opening and closing of offices and new businesses;

•	Restructuring – advise on and implement global restructures and draft related documents;

•	Regulatory – advise on the interpretation of rules and guidance from regulators in various jurisdictions and draft policies and procedures for compliance purposes;

•	Acquisitions – draft heads of terms, acquisition documentation and advise on proposed acquisitions;

•

Structured products – Review terms of structured product trades, negotiate distribution agreements, draft and negotiate investor agreements, review and provide advice in relation to term sheets and provide advice in relation to MIFID and FSA provisions; and

•	Provide access to electronic subscription services and provide research services.

Information technology law services

•

Review, draft and negotiate technology related contracts that are entered into at different stages of the trade lifecycle. These may include: contracts for market data, pre-trade analysis, order management systems, electronic trade platforms and trade reporting systems, software licence and maintenance contracts, software development agreements, hardware maintenance contracts and telecommunications agreements; and

•	Advise on data protection issues including drafting data protection policies.

Employment law services

•	Draft bespoke employment contracts and secondment agreements for brokers in different jurisdictions;

•	Draft bespoke employment documentation including loan and other conditional compensation documentation as well as deferred compensation documentation;

•	Manage staff exits, drafting relevant documentation and negotiate exits;

•	Provide employment advice in relation to employee relations issues such as performance issues;

•	Provide employment advice on the opening and closure of new offices;

•	Manage employee litigation; draft pleadings; draft witness statements; bundle preparation; trial witness preparation; settlement discussions and mediation;

•	Provide employment advice on businesses restructurings; and

•	Advise on the impact of legislation.

Litigation and mediation services

•	Manage employee and commercial litigation;

•	Draft pleadings, witness statements, preparing bundles and other court documents;

•	Provide representation at case management discussions, hearings and pre-trial reviews;

•	Advise on legal issues that arise during the litigation process; and

•	Assist in settlement discussions and mediation.

Company secretarial services

•	Prepare board minutes resolutions, reviewing accounting documents and terms of business;

•	Conduct and/or supervise filings in various jurisdictions;

•	Arrange and attend board and committee meetings (regular and ad hoc) to take minutes;

•	Collate management information for the boards of directors;

•	Collate and retain signing authorities at all levels of domestic and foreign entities;

•	Assist with projects including restructuring and opening new offices;

•	Close down and liquidate entities;

•	Manage and maintain Company Secretarial database and reporting system (ICAS Blueprint) and provide access to all offices; and

•	Provide KYC, AML and other documents to current and future clients and reviewing clients’ documents; and

•	Data protection registration.

(k)	CORPORATE GOVERNANCE AND MANAGEMENT INFORMATION SERVICES

•	Provide corporate governance systems and practices;

•	Develop corporate governance policies, procedures and standards of business conduct;

•	Source and collate relevant management information for purposes of compliance with applicable laws, regulations and corporate governance policies and procedures;

•	Advise on corporate restructuring projects and mergers and acquisitions, including the opening and closing of offices and related business issues.

SCHEDULE 3

Charges for Services

1.1	In consideration for the provision of Services under clause 3, the Services Provider shall charge the Services Recipient (including any applicable taxes, in connection with the provision of such services) in accordance with the terms set out in this Schedule (the “Charges”) based upon:

(a)	an amount equal to the direct cost that the Services Provider reasonably estimate it will incur or actually incurs in performing those Services including Third Party charges incurred in providing Services pursuant to clause 3 (and Office Space shall be charged in accordance with the terms in schedule 1); plus

(b)	a reasonable allocation of other costs (including, without limitation, any irrecoverable value added tax or similar tax the Services Provider estimates it will incur or actually incurs in connection with such Services, depreciation and amortization) determined in a consistent and fair manner so as to cover the Services Provider’s appropriate costs or in such other manner as the parties shall agree. The Services Provider shall pass on to the Services Recipient any rebate or credit of any portion of tax received by the Services Provider or any rebate or credit to which the Services Provider is entitled, together with an appropriate transfer pricing mark up (at the Effective Date, currently 7.5 per cent for all Services except for development Services provided by eSpeed International Limited where the mark up will be 11%) of the value of the estimate provided in paragraph 1.1(a) of this schedule, as may be agreed by the parties from time to time.

1.2	In addition, the Services Provider shall charge the Services Recipient a monthly cost of carry recharge for net un-depreciated fixed assets held on the balance sheets of the Services Provider and purchased for use by the Services Recipient. The rate of charge calculated on the asset net book values shall be three month LIBOR plus 450bps as determined by the Treasury Department of the Services Provider (currently 5% as at the Effective Date) and as agreed by the parties from time to time.

1.3	Any value added or other turnover taxes required to be charged in respect of services provided hereunder shall be separately charged in addition to any charges otherwise due hereunder.

1.4

The Services Recipient shall pay to the Services Provider the aggregate charge for Services provided under this Agreement in arrears no later than every 30 days. Amounts due by the Services Recipient to the Services Provider under this Agreement shall be set off against amounts due by the second party to the first under this or any other agreement. Where the Services Provider procures the provision of Services by a Third Party or Affiliate, the Third Party or

Affiliate may be entitled to charge the Services Recipient directly for the Services provided by such Third Party or Affiliate and in such case the Services Recipient may be entitled to pay the Third Party or Affiliate directly as may be agreed between the parties from time to time.